Exhibit 4.16

BRS, Inc. Engineering

1225 Market Street

Riverton, WY 82501

E-Mail: brs@wyoming.com

307-857-3079 Fax: 307-857-3079

CONSENT

Ladies and Gentlemen:

The undersigned hereby consents to the references to (1) the undersigned’s name included or incorporated by reference in the Registration Statement on Form F-80 being filed by Uranium One Inc. under the United States Securities Act of 1933, as amended, in connection with the report entitled “Velvet Mine Uranium Project, San Juan County, Utah, 43-101 Mineral Resource Report” dated March 19, 2007 and (2) all other references to the undersigned included or incorporated by reference in such Registration Statement.

Date: June 20, 2007

/s/ Harold J. Hutson
Harold J. Hutson